EXHIBIT (10)B

                      DESCRIPTION OF AMENDMENT TO
                   FIRST OF AMERICA BANK CORPORATION
                  ANNUAL INCENTIVE COMPENSATION PLAN
              FOR KEY CORPORATE AND AFFILIATE EXECUTIVES
                                 1997

     The First of America Bank Corporation Annual Incentive Compensation Plan for Key Corporate and Affiliate Executives (the "Plan") was amended by action of the Nominating and Compensation Committee (the "Committee") of the Board of Directors of First of America Bank Corporation (the "Corporation") on October 29, 1996, effective for the Plan year ending December 31, 1997, as follows.

     The Corporation's performance results are measured only in respect of the internal corporate return on equity ("ROE") goal, rather than a combination of the internal corporate ROE and external peer group ROE goals previously in effect. Under the amended Plan, a portion of each participant's incentive award will be determined under the Corporate ROE measure and the remainder of the incentive award will be determined under specific performance measures established for each participant. Specific performance measures and goals are established for each Plan participant based on the participant's position responsibilities and performance objectives for the line of business of the Corporation in which the participant is employed. Specified percentages of the Plan participants' incentive awards are determined by (1) the participants' performance relative to his or her specific individual and line of business performance goals and (2) to the Corporation's performance relative to its ROE goal.

     The target award schedule for the Plan was revised and the target award levels specified under this schedule were increased to provide increased target incentive opportunities for Pln participants. Under the revised schedule, target award levels and actual incentive awards payable to participants will be based on the midpoint of the participant's assigned salary grade range rather than their actual base salaries.

     The performance achievement schedules under the Plan were modified to incorporate the following changes. The minimum performance threshold level for the corporate ROE component was increased from 80 percent to 85 percent. As a result, no incentive awards are paid to Plan participants if the Corporation does not achieve at least 85 percent of its ROE goal. Plan participants are also required to achieve a minimum composite performance level of at least 85 percent of their individual and line of business goals in order to receive payment under the corporate ROE component of the Plan. The maximum incentive opportunity was increased from 160 percent of participants' target award levels for achievement of 120 percent of the applicable performance goals to 200 percent of the target award for achievement of 130 percent of the applicable performance goals.

     The Plan Change in Control provision was also modified to provide for payment of a prorated incentive award to every participant based on each participant's target award level for the portion of the fiscal year prior to the effective date of the Change in Control.

     Other than as described above, the provisions and operation of the Plan are as set forth in the Plan document and prior amendments.